Exhibit 5.1
August 16, 2006
American Railcar Industries, Inc.
100 Clark Street
St. Charles, MO 63301
(636) 940-6000

Re:	Registration Statement on Form S-8 Relating to Shares (i) Issuable under the 2005 Equity Incentive Plan of American Railcar Industries, Inc., a Delaware corporation (the “Company”) and (ii) Shares Previously Issued to James J. Unger
Ladies and Gentlemen:
     Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on August 16, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 1,114,286 shares of common stock, $.01 par value per share, (the “Common Stock”) of the Company. The Registration Statement relates to (i) 1,000,000 shares of Common Stock (the “Plan Shares”) issuable pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), and (ii) 114,286 shares of Common Stock (the “Unger Shares”) that were previously issued pursuant to a letter agreement dated November 18, 2005 by and between the Company and James J. Unger, the President and Chief Executive Officer of the Company (the “Letter Agreement”).
     We have examined copies of the Company’s Certificate of Incorporation, the Company’s Bylaws, the 2005 Plan, the Letter Agreement, the minute books and stock records of the Company, certain resolutions of the stockholders and Board of Directors of the Company, the Registration Statement and a certificate of the Secretary of the Company as to certain matters for the purpose of rendering this opinion (collectively, the “Documents”). We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.
     For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of each natural person; (2) the genuineness of each signature; (3) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (4) the completeness, accuracy and proper indexing of all governmental records.
     We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

     Our opinions contained herein are limited to the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.
     Our opinions hereafter expressed are based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.
     Based on the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, when issued in accordance with the terms of the 2005 Plan, will be validly issued, fully paid and nonassessable. We are also of the opinion that the Unger Shares have been duly authorized and validly issued and are fully paid and nonassessable.
     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,
/s/ Brown Rudnick Berlack Israels LLP

SPW/MSG/JEB/JEM